Exhibit 99.1

908 Devices Reports Third Quarter 2021 Financial Results

Sequential revenue growth of more than 50% compared to Q2 2021

Year-to-date product and service revenue growth of 36% compared to the same period of 2020

BOSTON, MA – November 4, 2021 – 908 Devices Inc. (Nasdaq: MASS), a pioneer of purpose-built handheld and desktop mass spec devices for chemical and biomolecular analysis, today reported financial results for the quarter ended September 30, 2021.

“We delivered solid results this quarter as we continued to expand our installed base, deepen our relationships and broaden the capabilities of our platforms to deliver even more value,” said Kevin J. Knopp, CEO and Co-founder. “In September, we hosted our first integrated user meeting where customers discussed the impact of our technology platform across a range of applications. Our team is encouraged by the growing enthusiasm we are hearing from our users and is committed to bring the value of our products to more customers across the globe.”

Recent Highlights

•	Total revenue for Q3 2021 increased 52% compared to Q2 2021 and 107% compared to the prior year period

•	Expanded installed base to 1,714 devices with 184 devices placed during the third quarter, as compared to 103 devices in the second quarter

•	Launched an Oligonucleotides analysis kit for the ZipChip device, providing a simple, sensitive method for rapid analysis addressing an additional class of therapeutics

•	Partnered with U.S. federal and state officials, including the Ohio Attorney General's office, to deploy the MX908 handheld device in the field for trace identification of counterfeit pharmaceuticals and other priority drugs

•	Hosted inaugural integrated user meeting covering the full breadth of our products and platforms with talks from participants including Amgen, Merck, AstraZeneca Pharmaceuticals, Dana Farber Cancer Institute, and the United States Department of Agriculture, among others

Third Quarter 2021 Financial Results

Revenue was $12.5 million for the three months ended September 30, 2021, a 52% increase over the three months ended June 30, 2021, and a 107% increase compared to the corresponding prior year period. An increase in handheld shipments, including initial shipments to the US Army under the multi-year purchase order, was primarily responsible for the quarter over quarter and the year over year increases. Desktop revenue grew 72% year over year. More than 40% of the desktop units sold during the quarter were placed at top 20 pharmaceutical companies.

The install base grew to 1,714 placements with 184 devices placed in Q3 2021. The increase in devices was driven primarily by growing adoption of our handheld devices.

Gross profit was $6.8 million for the third quarter of 2021, compared to $3.8 million for the corresponding prior year period. Product and service gross margin was 54%, as compared to 64% for the corresponding prior year period. The decline in product and service gross margin was primarily driven by increased investments in 2021 related to manufacturing and service personnel combined with lighter spend during the third quarter of 2020 related to impacts of the COVID-19 pandemic.

Operating expenses were $12.1 million for the third quarter of 2021, compared to $5.1 million for the corresponding prior year period. This increase was driven by headcount expansion across our business, primarily focused on our commercial organization, and increased expenses related to operating as a public company.

Net loss was $5.2 million for the third quarter of 2021, compared to a net loss of $1.7 million for the corresponding prior year period. Net loss per share was $0.19 for the third quarter of 2021, compared to a net loss per share of $0.34 for the corresponding prior year period.

Cash and cash equivalents were $139 million as of September 30, 2021. In addition, the Company has approximately $15 million of debt outstanding.

2021 Guidance

908 Devices now expects full year 2021 revenue to be in the range of $41 million to $43 million, representing 52% to 60% growth over full year 2020. This compares to the previously expected revenue range of $40 million to $43 million.

Webcast Information

908 Devices will host a conference call to discuss the third quarter 2021 financial results before market open on Thursday, November 4, 2021 at 5:30 am Pacific Time / 8:30 am Eastern Time. A webcast of the conference call can be accessed at https://ir.908devices.com/news-events/events. The webcast will be archived and available for replay for at least 90 days after the event.

About 908 Devices

908 Devices is democratizing laboratory mass spectrometry with its simple handheld and desktop devices, addressing critical-to-life applications. The Company’s devices are used at the point-of-need to interrogate unknown and invisible materials and provide quick, actionable answers to directly address some of the most critical problems in life sciences research, bioprocessing, pharma / biopharma, forensics and adjacent markets. The Company is headquartered in the heart of Boston, where it designs and manufactures innovative products that bring together the power of mass spectrometry, microfluidic separations, software automation, and machine learning.

Forward Looking Statements

This press release includes “forward looking statements,” including statements relating to the Company’s future revenue and growth. Forward-looking statements involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including the risks outlined under “Risk Factors” and elsewhere in the Company’s filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Additional information will be made available in our annual and quarterly reports and other filings that we make from time to time with the SEC. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor Contact:

Carrie Mendivil

IR@908devices.com

908 DEVICES INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue:
Product and service revenue	$12,285	$5,827	$25,557	$18,844
License and contract revenue	260	221	808	2,333
Total revenue	12,545	6,048	26,365	21,177
Cost of revenue:
Product and service cost of revenue	5,656	2,080	12,062	8,121
License and contract cost of revenue	77	132	204	712
Total cost of revenue	5,733	2,212	12,226	8,833
Gross profit	6,812	3,836	14,099	12,344
Operating expenses:
Research and development	3,302	1,951	9,322	5,953
Selling, general and administrative	8,786	3,178	23,318	8,320
Total operating expenses	12,088	5,129	32,640	14,273
Loss from operations	(5,276)	(1,293)	(18,541)	(1,929)
Interest expense	(31)	(245)	(446)	(732)
Other income (expense), net	122	(184)	283	68
Net loss and comprehensive loss	(5,185)	(1,722)	(18,704)	(2,593)
Accretion of redeemable convertible preferred stock to redemption value	-	(21)	-	(74)
Net loss attributable to common stockholders	$(5,185)	$(1,743)	$(18,704)	$(2,667)
Net loss per share attributable to common stockholders,
Basic and diluted	$(0.19)	$(0.35)	$(0.68)	$(0.53)
Weighted average common shares outstanding,
Basic and diluted	27,707,858	5,000,245	27,446,149	4,995,878

908 DEVICES INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$138,815	$159,227
Accounts receivable, net	8,286	6,825
Unbilled receivables	110	47
Inventory	8,272	4,568
Prepaid expenses and other current assets	2,002	300
Total current assets	157,485	170,967
Operating lease, right-of-use assets	5,471	6,287
Property and equipment, net	1,591	850
Other long-term assets	1,756	723
Total assets	$166,303	$178,827
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,985	$1,004
Accrued expenses	4,928	5,038
Deferred revenue	4,843	3,104
Operating lease liabilities	1,306	1,187
Current portion of long-term debt	—	500
Total current liabilities	13,062	10,833
Long-term debt, net of discount and current portion	15,000	14,332
Operating lease liabilities, net of current portion	4,861	5,839
Deferred revenue, net of current portion	10,410	8,588
Other long-term liabilities	194	194
Total liabilities	43,527	39,786
Total stockholders' equity	122,776	139,041
Total liabilities and stockholders' equity	$166,303	$178,827